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                                                           Exhibit 99.2
                                                           NEWS RELEASE
                                                           Contact:
                                                           Bea Slizewski
                                                           585-264-3189
                          PRO-FAC COOPERATIVE ANNOUNCES
                          GROWER AND DIVIDEND PAYMENTS

Rochester, NY August 19, 2002 ...Pro-Fac Cooperative (Nasdaq:PFACP), an agricultural cooperative ("Pro-Fac"), announced that, with the closing of a $175 million equity investment by Vestar Capital Partners ("Vestar") in Agrilink Foods, Inc. ("Agrilink"), as announced separately today by Agrilink, final commercial market value ("CMV") payments for its growers will be sent out immediately. As previously reported, CMV payments had been delayed pending the closing of the Vestar transaction.

     Pro-Fac also announced a $.43 dividend for the fourth quarter, payable September 5, 2002 to shareholders of record of its Class A cumulative preferred stock on August 29, 2002. As reported on July 9, this dividend had been delayed pending the closing of the Vestar transaction, but Pro-Fac expects to return to the traditional payment dates for future quarterly dividends.

     Prior to today, Agrilink had been a wholly-owned subsidiary of Pro-Fac. However, following the equity investment in Agrilink through a newly-formed affiliate, Vestar has now assumed majority ownership of Agrilink. Although Pro-Fac will no longer control Agrilink, it will continue to hold a significant minority interest, but will no longer be doing business under the name "Agrilink."

     Pro-Fac Cooperative, Inc. is a grower cooperative consisting of more than 500 members who provide fruits and vegetables that are processed at facilities across the country. These commodities are marketed as branded, private label and foodservice products, primarily through its main customer, Agrilink.


This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities described above. This press release is being issued pursuant to and in accordance with Rule 135c of the Securities Act of 1933, as amended. This press release contains predictions, estimates, and other "forward-looking statements" within the meaning of section 21E of the Exchange Act and section 27A of the Securities Act. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in these forward-looking statements as of the date of this press release. These risks include, but are not limited to, strong competition in the food industry, including competitive pricing, the integration of acquisitions, the effect of adverse weather conditions on the volume and quality of raw products, interest rate fluctuations, the effectiveness of marketing and shifts in market demand. Please refer to Pro-Fac's Annual Report on Form 10-K for the fiscal year ended June 30, 2001, and the risk factors section of Pro-Fac Cooperative's prospectus dated October 26, 2001, as well as other reports and information filed by Pro-Fac Cooperative with the Securities and Exchange Commission, for more information on factors that could cause actual results to differ.

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